SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                    AMENDMENT TO NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby amends its notification of registration filed with the Securities and Exchange Commission on April 30, 1997 pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such amendment to notification of registration submits the following information:

Name:    The Wright Blue Chip Master Portfolio Trust

Address of Principal Business Office:
         255 State Street
         Boston, MA  02109

Telephone Number:    (617) 482-8260

Name and address of agent for service of process:
         Alan R. Dynner
         255 State Street
         Boston, MA  02109


Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]





                                    SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this amendment to Notification of Registration to be duly signed on its behalf in the City of Boston and Commonwealth of Massachusetts on the 26th day of April, 1999.


                        THE WRIGHT BLUE CHIP MASTER PORTFOLIO TRUST


                         By: /s/ Peter M. Donovan
                             ---------------------------------
                                Peter M. Donovan
                                President

Attest: /s/ Janet E. Sanders
        ----------------------------
         Janet E. Sanders
         Assistant Secretary